PROVIDENT BANKSHARES CORPORATION ANNOUNCES EXTENSION OF
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STOCK REPURCHASE PROGRAM
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For Release:       Wednesday, December 20, 2000
Media Contact:     Vicki Cox        410-277-2063
Investor Contact:  Ellen Grossman   410-277-2889


      BALTIMORE:(December 20, 2000)-Provident Bankshares Corporation (NASDAQ:PBKS) announced today that its Board of Directors approved an extension of its stock repurchase program, which was initiated in September, 1998. Provident had previously purchased 3,561,366 shares under this program. The Board's action will enable Provident to repurchase an additional 10% or approximately 2,588,000 shares of its outstanding common stock. Repurchases will be made in the open market from time to time, depending upon market conditions and subject to compliance with all applicable securities laws.

      Peter M. Martin, Chairman and Chief Executive Officer of Provident, said the planned extension will continue to build value for Provident's shareholders. "In light of Provident's improved stock price, we view the buyback program as a good investment at the current market levels." Provident currently has 25,884,149 shares of common stock outstanding.

      Provident Bankshares Corporation is the holding company for Provident Bank, the second largest commercial bank headquartered in Maryland. With more than $5.7 billion in assets, Provident serves individuals and businesses in the dynamic Baltimore-Washington corridor through a full range of financial services and a network of 98 offices in Maryland, Northern Virginia and southern York County, PA. Provident Bank also offers related financial services through its wholly owned subsidiaries. Mutual funds, annuities and insurance products are available through Provident Investment Center and leases through Court Square Leasing and Provident Lease Corp. Visit Provident on the web at www.provbank.com

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